Exhibit 10.4

BUSINESS AGREEMENT

This BUSINESS AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2004 by and between Microtune, Inc., a Delaware corporation, having offices at 2201 10th Street, Plano, TX 75074 (“Microtune”) and Broadcom Corporation, a corporation organized and existing under the laws of California, having offices at 16215 Alton Parkway, Irvine, California 92619 ( “Broadcom”) (Microtune and Broadcom are individually referred to herein as a “party,” and collectively as the “parties”).

WITNESSETH

WHEREAS, Microtune and Broadcom are concurrently entering into (i) a Settlement Agreement under which the parties are settling and releasing all outstanding claims and dismissing all litigation between them (“Settlement Agreement”); and (ii) a Patent License Agreement under which each party is granting certain patent licenses to the other party (“Patent License Agreement”);

WHEREAS, in connection with such settlement and licenses, the parties desire to cooperate regarding the development of a cable modem reference design using a Microtune tuner and a Broadcom cable modem demodulator chip that Microtune may submit for certain certifications, on the terms set forth in this Agreement; and

WHEREAS, in connection with such settlement and licenses, Microtune has agreed under the Settlement Agreement not to assert certain claims against Broadcom regarding unfair competition law, unfair business practices law, antitrust law and similar laws, subject to Broadcom’s obligations under Article IV of this Agreement.

NOW, THEREFORE, in consideration of the above recitals and mutual covenants hereinafter contained, the parties agree as follows:

ARTICLE I – DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Broadcom Support Documentation” means the documentation and software that Broadcom makes generally available to CATV Customers regarding the use of Broadcom’s Demodulators for CATV with Third Party Tuners for CATV.

1.2 “CATV Customers” means a Third Party who purchases any Broadcom Demodulators for CATV, where such Third Party customer (i) executes a written non-disclosure agreement and written software license agreement with Broadcom on terms and conditions materially as protective as those which apply to Broadcom’s confidential cable modem reference designs and under which Broadcom provides such Third Party with a reference design or Broadcom Support Documentation for the respective Demodulators for CATV; and (ii) such Third Party is not a competitor of Broadcom or any of its Subsidiaries in the cable modem chip business, the set top box chip business or in the respective Television Market for which such Third Party purchases Demodulators for CATV. Notwithstanding anything to the contrary, Broadcom shall not have any obligation to add any CATV Customers after the Effective Date; provided, however, that if Broadcom engages an additional Third Party as a CATV Customer after the Effective Date, in Broadcom’s sole discretion, then such Third Party will be included as a “CATV Customer” under this Agreement.

1.3 “Cert Wave” means a program of testing cable modems performed by Cable Television Laboratories, Inc. (“CableLabs”) to certify that such device complies with the Data Over Cable Service Interface Specification (DOCSIS) 2.0.

1.4 “Customer” means a Third Party who purchases Broadcom cable modem chips to manufacture commercial cable modems, where such customer (i) has executed, as of the Effective Date, a written non-disclosure agreement and written software license agreement with Broadcom for cable modem reference designs that covers the Reference Design Product developed hereunder on terms and conditions materially as protective as those which apply to Broadcom’s other confidential cable modem reference designs; and (ii) such Third Party is not a competitor of Broadcom or any of its Subsidiaries in the cable modem chip business or the set top box chip business. As of the Effective Date, “Customers” includes ASUSTek Computer Inc., Askey Computer Corporation, Ambit Microsystems Corporation, Scientific-Atlanta, Inc., Motorola, Inc. and Thomson Multimedia. For purposes of this Agreement, the term “Customer” shall not include any Third Party that does not meet the above definition of “Customer” as of the Effective Date.

1.5 “CW31” means the Cert Wave for which the Submission Date is September 3, 2004.

1.6 “CW32” means the Cert Wave for which the Submission Date is October 22, 2004.

1.7 “Demodulator for CATV” means a cable modem, set top box, television or PC television demodulator chip (either standalone, integrated into other chips or as part of a chip set, but does not include a tuner (provided that Broadcom may treat either the demodulator chip, or all or part of the chip set that includes the demodulator chip, as a “Demodulator for CATV” for purpose of satisfying its obligations under this Agreement)) marketed and sold by a party for one or more of the Television Markets that (i) does not have an integrated tuner on such chip (which may include other non-tuner circuitry integrated on such chip) but requires a separate tuner chip for tuning; excluding from such definition of “Demodulator for CATV” each of the following: (a) multi-chip module that includes a Tuner for CATV, (b) reference design board, or (c) subassembly (e.g., cable modem chip, tuner and other components on a printed circuit board or other substrate), subsystem or system, or (d) other product that is not a separately packaged integrated circuit device that includes a Tuner for CATV.

1.8 “Effective Date” means the date on which all the conditions set forth in Article VI of the Settlement Agreement have been satisfied, and the settlement reflected therein becomes effective, as all defined in the Settlement Agreement.

1.9 “Person” shall mean an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.

1.10 “Reference Design” means a cable modem reference design product which incorporates (a) a cable modem chip designed and marketed by Broadcom and commercially available from Broadcom as of the Effective Date and (b) a cable modem tuner of Microtune’s choice. It is understood that such reference design product will be similar to the types of reference designs that Broadcom develops for other cable modems and will not be a production design. As used herein, the term “Reference Design” includes Gerber files, schematics, bill of materials, and executable software.

1.11 “Submission Date” means the date by which applications, supporting materials and equipment are due to CableLabs for a Cert Wave.

1.12 “Subsidiary” shall have the meaning ascribed thereto in the Patent License Agreement.

1.13 “Television Markets” shall mean (a) cable television markets (including cable modems, cable set top boxes, cable ready televisions and cable PC television), and (b) traditional broadcast television markets for “off air” digital or analog television broadcasts over the airwaves and “off air” PC television; provided, however, that “Television Markets” specifically excludes, without limitation, satellite reception markets and specialized television applications, including IP video, television for cell phones or personal digital assistants and television over Wi-Fi, cellular or any local (LAN), wide (WAN), metropolitan (MAN) or personal (PAN) area networks or other digital network or medium.

1.14 “Third Party” means a Person other than a party to this Agreement or a Subsidiary of a party to this Agreement.

1.15 “Tuner for CATV” means a silicon tuner chip (either standalone or as part of a chip set which may include a low noise amplifier (LNA) and/or other tuners or tuner related components, but does not include a demodulator) marketed and sold by a party for one or more of the Television Markets and requires a separate chip for demodulation; excluding from such definition of “Tuner for CATV” each of the following: (a) a chip or multi-chip module that includes a demodulator, (b) reference design board, or (c) subassembly (e.g., cable modem chip, tuner and other components on a printed circuit board or other substrate), subsystem or system, or (d) other product that is not a separately packaged integrated circuit device. With respect to Tuners for CATV which include a tuner as part of a tuner chip set or RF front end chip set, Broadcom shall have the right to treat either (and is not required to treat both) the tuner chip and/or all or any part of the chip set that includes the tuner chip as a “Tuner for CATV” for purposes of satisfying its obligations under this Agreement.

ARTICLE II – REFERENCE DESIGN

2.1 Development of Reference Design. Broadcom will use reasonable efforts to prepare a single Reference Design using a recent Broadcom cable modem chip and a recent Microtune Tuner for CATV (“Selected Tuner”) that is interoperable with such cable modem chip (such

Reference Design, the “Reference Design Product”). Microtune shall promptly provide to Broadcom the Selected Tuner along with all related documentation and technical assistance reasonably requested by Broadcom without charge to Broadcom, including Selected Tuners in quantities reasonably requested by Broadcom, for purposes of developing the Reference Design Product under this Agreement. Broadcom shall have no obligation to develop any other Reference Designs using any Microtune Tuner for CATV or to develop new versions of the Reference Design Product after the initial version is developed hereunder (except as set forth in Section 2.2(b) in the event that a resubmission is required).

2.2 Documentation and Samples.

(a) Broadcom will use reasonable efforts to provide documentation to Microtune demonstrating that the Reference Design Product would meet the requirements for DOCSIS 2.0, whether or not submitted by Microtune for certification to CableLabs for CW31 or CW32 (as selected under Section 2.5) subject to the foregoing:

(i) If Microtune decides to submit the Reference Design Product for CW31 or CW32 (at Microtune’s option in accordance with Section 2.5), Broadcom will use reasonable efforts to provide submission documentation for CW31 or CW32 (as applicable) for the Reference Design Product (the “Certification Package”).

(ii) If Microtune opts to submit the Reference Design Product for CW31 and Broadcom is not able to provide the Reference Design Product and documentation prior to the Submission Date for CW31 due to the fault of Broadcom or a problem or issue with the cable modem chip, software or documentation provided by Broadcom, then Broadcom shall timely provide the Reference Design Product and documentation for submission for CW32. If Broadcom is not able to provide the Reference Design Product and documentation prior to the Submission Date for CW31 due to the fault of Microtune or a problem or issue with the tuner, software or documentation provided by Microtune, then Broadcom shall not have any further obligations under this ARTICLE II. It is understood that issues may arise in the ordinary course of development with respect to interfacing the Broadcom cable modem chip and Microtune tuner chip, and that the parties will reasonably cooperate to resolve such issues to enable Broadcom to provide the Reference Design Product and documentation prior to the respective Submission Date.

(iii) If the Reference Design Product does not receive certification after submission for a Cert Wave, and such failure to receive certification is due to the fault of Broadcom or a problem or issue with the cable modem chip, software or documentation provided by Broadcom for such Reference Design Product, then Broadcom shall, at no cost to Microtune, use reasonable efforts to resolve such problem or issue and timely provide to Microtune a new or modified Reference Design Product in order for Microtune to submit such Reference Design Product to the next Cert Wave. If the Reference Design Product does not receive certification after submission for a Cert Wave due to the fault of Microtune or a problem or issue with the tuner, software or documentation provided by Microtune, then Broadcom shall not have any further obligations under this ARTICLE II. In no event shall Broadcom be required to support more than one resubmission under this Agreement. If failure to receive certification after resubmission is due to material breach of either party, the other party shall retain its remedies for such breach under this Agreement.

(iv) If (A) Broadcom provides the Reference Design Product and associated documentation prior to the Submission Date for a Cert Wave and the Reference Design Product receives the applicable certification, or (B) Microtune notifies Broadcom in writing that Microtune does not intend to submit the Reference Design Product to CableLabs for any Cert Wave, then Broadcom shall have no further obligation under this Section 2.2(a) other than to make the deliveries described in Section 2.2(b).

(b)Broadcom will use reasonable efforts to timely provide Microtune with thirty (30) units of the Reference Design Product at least one (1) business day prior to the date required for submission for an applicable Cert Wave in each case (i) to be used for submission to a Cert Wave, if Microtune decides to submit the Reference Design Product for certification, and/or (ii) that may be used by Microtune for customer demonstrations as described under Section 2.3. Broadcom will use reasonable efforts to timely provide to Microtune five (5) samples from the above described thirty (30) units at least five (5) business days prior to the date required for submission for the applicable Cert Wave. If the Reference Design Product does not receive certification after submission for a Cert Wave, and such failure to receive certification is due to the fault of Broadcom or a problem or issue with the cable modem chip, software or documentation provided by Broadcom for such Reference Design Product as set forth in Section 2.2(a)(iii) above, then Microtune shall return the thirty (30) units of the Reference Design Product and Broadcom will use reasonable efforts to modify or update such units of the Reference Design Product (or software therein) and timely provide them to Microtune at least one (1) business day to the Submission Date for resubmission in the next Cert Wave. Broadcom will use reasonable efforts to timely provide to Microtune five (5) samples from the above described thirty (30) units at least five (5) business days prior to the date required for resubmission for the applicable Cert Wave. Notwithstanding the foregoing, if Microtune notifies Broadcom in writing that Microtune does not intend to submit the Reference Design Product to CableLabs for any Cert Wave, then Broadcom shall have the right to delay its delivery of such Reference Design Products until two (2) weeks following the Submission Date for the applicable Cert Wave.

2.3 Customer Demonstration Units. Microtune shall have the right to use the units of the Reference Design Product provided under Section 2.2(b) as demonstration units for Customers considering use of such Reference Design, provided that such Reference Design Product shall be subject to a non-disclosure agreement and a software license agreement that has been mutually agreed and entered into by Broadcom and the respective Customer. The Reference Design Product shall be used for demonstrating interoperability of the Microtune cable modem tuner with Broadcom cable modem chips. The Reference Design Product shall not be used by Microtune or its customers to benchmark Broadcom products against competitive products, or by Broadcom or its customers to benchmark Microtune products against competitive products. Microtune shall maintain the Reference Design and Certification Package as confidential and shall not disclose the Reference Design Product or Certification Package to any Third Party who is not a Broadcom Customer and shall only disclose the Reference Design Product and Certification Package to a Broadcom Customer under a non-disclosure agreement and software license agreement as contemplated herein.

2.4 Identification of Reference Design. The Reference Design Product shall not be identified as a Broadcom reference design to Customers and will be identified under a Microtune part number. Microtune may disclose to Customers that Broadcom assisted Microtune in the creation of the Reference Design Product. Neither Microtune nor Broadcom shall be required to provide any support to Customers for the Reference Design Product. Subject to the foregoing, Microtune shall have the right to disclose the existence of the Reference Design (but not underlying proprietary technical information) without a non-disclosure agreement and the appropriate Broadcom part numbers as part of a list factually stating the components used in the Reference Design.

2.5 Contingent Obligations. Notwithstanding anything to the contrary in this Agreement, with respect to a Cert Wave, Broadcom’s obligations under this Article II, shall be contingent upon: (i) selection in writing by Microtune of either CW31 or CW32 (but not both), delivery by Microtune to Broadcom of the Selected Tuners and associated documentation, and all other reasonable technical information reasonably required from Microtune for Broadcom to develop the Reference Design Product for the selected Cert Wave, each at least sixty (60) days prior to the applicable Submission Date; and (ii) written notice from Microtune indicating whether Microtune will submit the Reference Design Product to the selected Cert Wave at least thirty (30) days before the applicable Submission Date. In addition, Broadcom’s obligations under this Article II shall be subject to prompt and reasonable ongoing assistance from Microtune as described under Section 2.1 above.

ARTICLE III – TERM AND TERMINATION

3.1 Term.

(a) Unless sooner terminated in accordance with the provisions of Section 3.2 or in Section 7.6 and except as otherwise provided in Section 3.1(b) below, the term of this Agreement shall commence upon the Effective Date and shall continue until the earlier of (a) the date the Reference Design Product receives the applicable certification following submission to a Cert Wave or upon Broadcom providing the Reference Design Product for resubmission if required under Section 2.2(a)(iii), or (b) if Microtune notifies Broadcom in writing that Microtune does not intend to submit the Reference Design Product to CableLabs for any Cert Wave, then the date that Broadcom provides the thirty (30) Reference Design Products and associated documentation to Microtune under Section 2.2(b).

(b) Notwithstanding Section 3.1(a), unless sooner terminated in accordance with the provisions of Section 3.2(b), the term of Broadcom’s obligations under Article IV shall commence ninety (90) days after the Effective Date, as set forth in Section 4.7, and shall continue until the earlier of (i) four (4) years following the Effective Date, or (ii) the Change of Control of either party, as described in Section 7.6.

3.2 Termination.

(a) Broadcom’s obligations under Article II shall terminate as described in Section 3.1(a), unless otherwise earlier terminated as set forth in Article II.

(b) Either party (the “non-defaulting party”) may terminate this Agreement if the other party (the “defaulting party”) materially breaches its obligations under this Agreement and does not cure such breach within thirty (30) days after the non-defaulting party provides written notice to the defaulting party of such breach. Notwithstanding the foregoing, the provisions of Article IV may only be terminated (i) by Microtune for a material breach by Broadcom of Article IV, Article VI or Section 7.8, that is not cured within thirty (30) days after written notice of such breach from Microtune; and (ii) by Broadcom for a material breach by Microtune of its confidentiality obligations under Section 2.3, Article VI or of Section 7.8, that is not cured within thirty (30) days after written notice of such breach from Broadcom. Unless a party shall terminate Article IV in accordance with the provisions of the preceding sentence of this Section 3.2(b), the provisions of Article IV shall survive the early termination of this Agreement and shall continue for the period described in Section 3.1(b).

(c) The provisions of Sections 2.3, 2.4 and 3.2, Articles V, VI and VII shall survive termination of this Agreement. All other rights and obligations of the parties shall terminate and be of no further force or effect upon termination of this Agreement.

ARTICLE IV– CUSTOMER RELATIONSHIPS

4.1 Sales of Tuners for CATV. Broadcom will provide, and will cause its Subsidiaries to provide, a separate part number and identifiable price on any documentation that includes, in Broadcom’s sole discretion, pricing information provided to Third Parties related to such sale, including price lists, quotations and invoices for any Broadcom Tuners for CATV sold by or offered for sale by Broadcom and/or its Subsidiaries for use with any Broadcom Demodulators for CATV sold by or offered for sale by Broadcom and/or its Subsidiaries, and for any Broadcom Demodulators for CATV sold by or offered for sale by Broadcom and/or its Subsidiaries for use with any Broadcom Tuners for CATV sold by or offered for sale by Broadcom and/or its Subsidiaries.

4.2 Refusals to Deal. Broadcom and its Subsidiaries will not refuse to deal with any Third Party (including refusing to sell Broadcom Demodulators for CATV to such Third Party separately from Broadcom Tuners for CATV) solely by reason of the fact that such Third Party elects to purchase Tuners for CATV from Microtune. For purposes of clarification, the foregoing will not prevent Broadcom from refusing to deal with any Third Party for any other bona fide business reason or any other reason that is not in bad faith.

4.3 Broadcom Support Documentation. Broadcom will make available Broadcom Support Documentation for a respective Broadcom Demodulator for CATV to any CATV Customer, as reasonably requested by such CATV Customer, who desires to purchase such Broadcom Demodulator for CATV for use with a Microtune Tuner for CATV. Broadcom shall provide such Broadcom Support Documentation under Broadcom’s then current standard forms of non-disclosure agreement and software license agreement for such Broadcom Support Documentation. Broadcom shall not be obligated under this Agreement to modify such Broadcom Support Documentation or to perform any other services for such CATV Customers.

4.4 Compliance with Antitrust Laws. Broadcom and its Subsidiaries will not engage in predatory pricing below cost of its Tuners for CATV, and/or anticompetitive bundling or economic tying of its Tuners for CATV and Demodulators for CATV, that violates the Sherman Act, the Clayton Act and/or other applicable analogous state antitrust acts.

4.5 No Information Sharing. Neither party to this Agreement will share any information related to pricing, pricing methodology, costs, customer lists or the like unless, and only to the extent, required by law.

4.6 Pricing. This Agreement does not limit, and nothing in this Agreement shall be construed to limit, the ability of Broadcom and its Subsidiaries to determine the prices it will charge to any Person for any product and Broadcom shall have sole discretion with respect thereto.

4.7 Effectiveness of Article IV. Notwithstanding the foregoing or anything to the contrary: (i) neither this Article IV nor any of the Sections or obligations in this Article IV shall become effective until ninety (90) days after the Effective Date; and (ii) this Article IV and each of the Sections and obligations in this Article IV shall apply only with respect to Tuners for CATV and Demodulators for CATV in material production volumes and a non-compliance for sample volumes in a particular circumstance shall not alone be considered a material breach of this Agreement.

4.8 No Admission. This section is not and shall not be deemed to be an admission by Broadcom or its Subsidiaries that it or they have any market power in any market.

ARTICLE V – PUBLICITY

5.1 Reference Design Publicity. The parties have agreed to a press release as set forth in Exhibit D (Press Release) of the Settlement Agreement. As set forth in Section 2.4, Microtune shall have the right to disclose the existence of the Reference Design (but not underlying proprietary technical information) and may disclose to Customers that Broadcom assisted Microtune in the creation of the Reference Design Product without a non-disclosure agreement, provided that the Reference Design is not identified as a Broadcom Reference Design. Microtune may use the appropriate Broadcom part numbers as part of a list factually stating the components used in the Reference Design, provided that Microtune will comply with any reasonable, written appearance and usage guidelines that may be supplied by Broadcom from time to time regarding the identification of its products and use of its part numbers, consistent with those supplied by Broadcom to other Third Parties. Except as set forth above in this Section 5.1, Microtune shall not refer to Broadcom or any Broadcom trademark or trade name in any press release, announcement, marketing materials, collateral, packing or the like without the prior written approval of Broadcom, except as is otherwise permitted by law.

ARTICLE VI – CONFIDENTIALITY

6.1 Confidentiality of Terms. Neither party shall disclose the terms of this Agreement, without the prior written consent of the other party except:

(a) to Subsidiaries of the parties in confidence; or

(b) with the prior written consent of the other party, at such other party’s sole discretion; or

(c) to any governmental body having jurisdiction and specifically requiring such disclosure (in confidence to the extent allowed); or

(d) in response to a valid subpoena or as otherwise may be required by law (in confidence to the extent allowed); or

(e) as otherwise may be required by law or legal process (including legal requirements and regulations of the U.S. Securities and Exchange Commission and rules of NASDAQ), as determined by such party based on advice and counsel from such party’s outside securities counsel that such disclosure is advisable under such law or legal process; or

(f) as set forth in the mutually agreed press release set forth in Exhibit D (Press Release) of the Settlement Agreement, provided that no further press releases or publicity regarding this Agreement shall be made by any party, except as otherwise required by law or legal process or as otherwise authorized by this Agreement or other agreement between the parties; or

(g) to state (i) that a party and its Subsidiaries have settled with the other party, and (ii) any information that is included within the press release described above, or in requirements and (iii) any information that is included within filings made pursuant to the regulations of the U.S. Securities and Exchange Commission and rules of NASDAQ, as permitted under Section 6.1(e), but only to shareholders, analysts and other interested parties; or

(h) solely with respect to Section 2.3, information regarding its rights and obligations under Section 2.3, Section 2.4, Article V and Section 7.6 disclosed by a party or its Subsidiaries for bona fide business reasons for the performance of its obligations or to exercise its rights under this Agreement (including any reasonably required disclosure of the rights and obligations under Section 2.3 to Customers), under the scope of a nondisclosure agreement executed by the recipient of such information; or

(i) to a party’s or its Subsidiaries’ accountants, legal counsel and other financial and legal advisors in their capacity of advising a party in such matters, subject to obligations of confidentiality and/or other legal duties preventing disclosure consistent with this Section 6.1; or

(j) if a party is required to do so by a subpoena (or other legal process) or court order seeking disclosure of the terms set forth in this Agreement, such party or Subsidiary shall, before responding thereto, provide the other parties with prior written notice of such subpoena, legal process, order or legal requirement in sufficient time (if reasonably feasible) to permit the other parties the opportunity to object (or, if the timing of such litigation makes advance notice impracticable, such notice is provided within ten (10) days after such disclosure), to seek a court-entered protective order or comparable court-ordered restriction, and shall reasonably cooperate with the other party in its efforts to obtain such protective order and provided further that, the disclosing party shall seek to have the disclosure of such terms and conditions restricted, as authorized or permitted by the court, in the same manner as is the confidential information of other litigating Persons; or

(k) solely with respect to Section 2.3 and 7.6, to a Third Party in connection with a potential merger or acquisition by, of or with the party, or any other potential change of control of a party, provided that such disclosure shall (i) be on a strictly limited, need-to-know basis, (ii) when the party believes that such transaction is reasonably likely to take place, and (iii) on terms applicable to other highly confidential information disclosed by such party in connection with such transaction provided such terms prohibit disclosure, prohibit use for any purpose other than as required for due diligence in connection with the potential transaction and provide for reasonable care;

provided, however, that prior to any such disclosure pursuant to paragraphs (c) and/or (d) hereof, the party seeking disclosure shall provide reasonable advance written notice to the other party, and cooperate with the other party and take all reasonable actions in an effort to minimize the nature and extent of such disclosure. In addition, attached as Exhibit E to the Settlement Agreement is Microtune’s initial disclosure with the U.S. Securities and Exchange Commission of the transaction contemplated under this Agreement, and Broadcom agrees that such initial disclosure (or any similar initial disclosure determined by Microtune to be advisable based on advice and counsel from Microtune’s outside securities counsel) is a permitted disclosure under this Agreement.

ARTICLE VII – MISCELLANEOUS PROVISIONS

7.1 Representations and Warranties.

(a) Each of the parties hereto represents and warrants that it has the power and authority to enter into this Agreement and to perform all of its duties and obligations under this Agreement.

(b) Nothing contained in this Agreement shall be construed as:

(i) a warranty or representation that the Reference Design Product will be certified or qualified by CableLabs during any Cert Wave;

(ii) a warranty or representation by either party that any manufacture, sale, use or other disposition of products by the other party has been or will be free from infringement of any patents or other intellectual property rights;

(iii) conferring by implication, estoppel or otherwise, upon either party, any right or license except for the rights and licenses expressly granted hereunder; or

(iv) conferring upon any party or its Subsidiaries any right to include in advertising, packaging or other commercial activities, related to the Reference Design Product, any reference to the other party (or any of its Subsidiaries), its trade names, trademarks or service marks or to indicate that such Reference Design Product is in any way certified or approved by the other party or its Subsidiaries;

(v) an obligation to furnish any technical information, copyrights, mask works or know-how except as expressly set forth herein.

(c) Disclaimers. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING ANY REFERENCE DESIGN PRODUCT OR ANY OTHER MATERIALS, DESIGNS OR PRODUCTS PROVIDED IN CONNECTION WITH THIS AGREEMENT AND DOES NOT ASSUME ANY RESPONSIBILITY WHATSOEVER WITH RESPECT TO THE MANUFACTURE, OFFER FOR SALE, SALE, DISTRIBUTION, USE, IMPORTATION, OR OTHER DISPOSAL OF ANY REFERENCE DESIGN PRODUCT OR ANY OTHER MATERIALS, DESIGNS OR PRODUCTS PROVIDED IN CONNECTION WITH THIS AGREEMENT. NEITHER PARTY SHALL IN ANY CIRCUMSTANCES BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, OR FOR ANY OTHER INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING UNDER ANY LEGAL THEORY OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

7.2 Rights. Nothing in this Agreement shall be construed as (i) prohibiting or restricting either party from developing or acquiring products which are competitive, irrespective of the similarity to or substitutability for the Reference Design Product or components used therein; (ii) assigning ownership of any patents, copyrights or other intellectual property rights of either party to the other party or any Customer; or (iii) granting either party or any Customer any rights or licenses under any patents, copyrights or other intellectual property rights of the other party, whether by implication, estoppel or otherwise. Neither party shall refer to the other party (or any of its Subsidiaries), its trade names, trademarks or service marks in connection with any publicity, press release, advertising, packaging or other commercial activities relating to this Agreement without the prior written consent of the other party.

7.3 Representation. Each party hereby declares and represents that it is executing this Agreement after consultation with its own independent legal counsel.

7.4 Further Acts. Each party to this Agreement agrees to perform any further acts and to cause its Subsidiaries to perform such further acts, and execute and deliver and to cause its Subsidiaries to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

7.5 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by confirmed facsimile, prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Microtune:	Microtune, Inc. 2201 10th Street Plano, Texas 75074 Attn: General Counsel Telephone: 972.673.1600 Fax: 972.673.1602

With copy to:	Alan Albright, Esq. Gray Cary Ware & Freidenrich LLP 1221 S. MoPac Expressway Suite 400 Austin, TX 78746 Telephone: 512.457.7121 Fax: 512.457.7001

If to Broadcom:	Vice President of Business Affairs and General Counsel Broadcom Corporation 16215 Alton Parkway Irvine, California 92618 Telephone: 949 450-8700 Fax: (949) 450-0504

With copy to:	Ron E. Shulman, Esq. Wilson Sonsini Goodrich and Rosati 650 Page Mill Road Palo Alto, California 94304-1050 Telephone: 650-496-4083 Fax: (650) 493-6811

Michael J. Murphy, Esq. Wilson Sonsini Goodrich and Rosati 650 Page Mill Road Palo Alto, California 94304-1050 Telephone: 650-320-4826 Fax: (650) 493-6811

Notices shall be deemed given upon personal delivery, five (5) days after deposit in the mail, confirmation of facsimile or upon acknowledgment of receipt, or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

7.6 Assignment. This Agreement shall terminate in its entirety in the event that either party undergoes a Change of Conrol (as “Change of Control” is defined in the Patent License Agreement, but without regard to whether or not to the Third Party involved in the respective transaction is an “Electronics Company” as defined in the Patent License Agreement); provided, however, that Broadcom will not unreasonably withhold consent for a successor-in-interest of Microtune in such transaction to use the units of the Reference Design Product as described in Section 2.3. Neither party may assign this Agreement or any right or obligation under this Agreement without the prior written consent of the other party. Subject to the foregoing, this

Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

7.7 Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of New York, without reference to conflict of laws principles.

7.8 Jurisdiction; Waiver. Microtune and Broadcom agree (i) that all disputes and litigation regarding this Agreement and matters connected with its performance be subject to the exclusive jurisdiction of the federal courts located in Houston, Texas, and (ii) to submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Agreement exclusively to these courts. The parties hereby waive any challenge to the jurisdiction or venue of these courts over these matters.

7.9 Severability. If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable. The parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

7.10 Entire Agreement. This Agreement, together with the Settlement Agreement and the Patent License Agreement, embodies the entire understanding of the parties with respect to the subject matter hereof and thereof, and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. This Agreement, the Patent License Agreement and the Business Agreement are independent agreements that shall be governed and construed according to their own terms and a breach or default under any one such agreement shall not be considered a breach or default under any of the other agreements.

7.11 Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

7.12 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Microtune and Broadcom. No other Person shall be entitled to rely on this Agreement or to anticipate the benefits of this Agreement or otherwise assert or be entitled to any rights as a third party beneficiary hereof.

7.13 Construction. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The headings in this Agreement will not be referred to in connection with the construction or interpretation of this Agreement.

7.14 Counterparts. This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party as if they were original signatures.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed below by their respective duly authorized officers.

Microtune, Inc.		Broadcom Corporation

By:	/s/ James A. Fontaine	By:	/s/ Daniel A. Marotta

Name:	James A. Fontaine	Name:	Daniel A. Marotta

Title:	CEO and President	Title:	Group Vice President